Zion Oil & Gas Newsletter

Friday, January 31, 2012

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Dear Shareholder and/or Friend of Zion...

Zion's President and Chief Operating Officer: Victor G. Carrillo

Zion's Exploration Department

Left to Right: Victor G. Carrillo, Liat Roter, Dr. Eliezer Kashai, Aaron Kahn

During the past month, Zion's President and Chief Operating Officer, Victor G. Carrillo visited Israel. He held various meetings with our Israel-based exploration team, discussing our latest geological and geophysical findings and our future plans. Victor spent time out in the field on our license areas and also meeting with our Israel-based Board members.

Zion's Petroleum Exploration License Areas

In our Jordan Valley License area, the permitting for the 2-D seismic survey (using a dynamite source) is progressing and we currently expect that the survey will be performed by the Geophysical Institute of Israel (GII) in March 2012. Of course these dates are estimates and are subject to change based on GII’s schedule of commitments.

That seismic should help us to further refine our plans to drill in the Jordan Valley License area.

With regard to our planned VSP (vertical seismic profile) survey in our Asher-Menashe License area, which will be acquired by a third party contractor with assistance by GII, we still need to secure appropriate equipment in line with our planned schedule. I am optimistic that in my next update to you, I will have some positive news regarding this.

With regard to our Joseph License area, our scientific work continues. A summary report (of all work to date) and a quarterly report (for the quarter ended December 31, 2011) were due to Israel's Petroleum Commissioner by January 31, 2012. These were submitted in a timely manner and we look forward to discussing our findings with the Petroleum Commissioner.

In January 2012, to his great credit, geologist Aaron Kahn was accepted as a member of the American Association of Petroleum Geologists (AAPG). He joins Victor Carrillo, Dr. Eliezer Kashai and Zion Board member Dr. Yehezkel Druckman, as they are all AAPG members.

Recently, there has been somewhat of a 'shake-up' in Israel's government departments dealing with natural resources. In mid-2011, Dr. Gardosh was appointed Israel's Petroleum Commissioner on an interim basis, but there is a six-month restriction on any interim appointments. As of January 1, 2012, Mr. Alexander Varshavsky is the new (interim) Commissioner of Petroleum Affairs and the Ministry of Infrastructure has been renamed the

Ministry of Energy and Water Resources.

The map above shows Zion's current petroleum exploration licenses:

•	the Joseph License (on approximately 83,000 acres)
•	the Asher-Menashe License (on approximately 79,000 acres)
•	the Jordan Valley License (on approximately 56,000 acres).

Zion's total license area amounts to approximately 218,000 acres.

Zion's Applications for additional Petroleum Exploration Areas

In 2011, we submitted applications to the Israeli Petroleum Commissioner for three further exploration areas:

•	the Dead Sea License Application
•	the Asher-Joseph Permit Application
•	the Zebulun Permit Application.

If all of our applications are granted, the total petroleum exploration area under Zion's control would be approximately 530,000 acres.

I have recently put in a request to meet with the new Petroleum Commissioner, in order to wish him every success and also to request that our applications be considered, as soon as possible.

Early this month, Zion's Founder and Chairman, John Brown, was on a trip led by Dr. David Jeremiah (who has shown much interest in Zion's work) and this past week, John attended the 26th Pastor's Conference in Jacksonville, Florida. Many pastors showed great interest in Zion's work to date as well as our future plans.

John Brown and Richard Rinberg being interviewed on American Family Radio at the 2010 NRB Convention

In February 2012, John Brown and I plan to attend the National Religious Broadcasters Convention in Nashville, Tennessee. Last year, the interviews that John and I gave were warmly received and resulted in much interest in Zion's work.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, plans to perform seismic surveys, the timing of these surveys, the impact of these surveys on identifying drilling prospects, the grant of applied-for exploration license and permits, the sufficiency of cash reserves, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

More information about Zion is available at www.zionoil.com

or by contacting Mike Williams (dallas@zionoil.com)

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Tel: 1-214-221-4610 begin or 1-888-891-9466